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                                                                    Exhibit 99.2

Contact:          Holly Sheffer                      Elke Schwarz
                  MetLife                            Santander Chile Group
                  212-578-4132/4072                  011-562-320-8393


METLIFE ENTERS CHILEAN INSURANCE MARKET WITH ACQUISITION OF SEGUROS DE VIDA
  SANTANDER AND SOINCE REINSURANCE COMPANY

New York, NY, Madrid, Spain and Santiago, Chile, November 19, 2001--MetLife, Inc. and Santander Central Hispano, announced today that MetLife has acquired Seguros de Vida Santander and Soince Reinsurance Company, wholly-owned subsidiaries of Santander Central Hispano in Chile. This acquisition marks MetLife's entrance into the Chilean insurance market and the newest addition to the company's Latin American operations.

William J. Toppeta, President of MetLife's International Operations, said, "We are enthusiastic about the business opportunities in Chile. We believe that Chile's economy is one of the strongest and most stable in the Latin American region and that its insurance market holds promise for substantial growth. We are very impressed with the performance of the two companies and the quality of their employees and look forward to working with the professional management team. We plan to rename the companies MetLife Chile and to build upon Santander Central Hispano's leading position in the Chilean insurance market."

Mauricio Larrain, Director of the Santander Chile Group, stated that this Santander Central Hispano sale "is consistent with the company's strategy of focusing on insurance distribution through the bank's branches started over two years ago, when the new Chilean bank law allowed us to explore this line of business. We are very happy that our strategic partner, MetLife, enters this market to which it will contribute its great experience in the U.S. and around the globe."
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Founded in 1989, Seguros Santander has a market share of 6.21% in the annuities market, the 6th position in the ranking. It occupies the fifth position in the traditional life insurance business, with a 6.20% share. At the end of the third quarter 2001, it had total assets of US$1.1 billion, reserves of US$933.7 million and equity of US$126.3 million.

"We believe that Seguros de Vida Santander's and Soince Reinsurance Company's current portfolio mix of life insurance and retirement savings products complements MetLife's core competencies and experience in the financial services market," said Jose Gestal, MetLife Vice President. "The company's expertise in the annuity market will be a great asset as we continue to build upon the success of these companies," added Mr. Gestal.

MetLife has a strong presence in the Latin American region with operations in Argentina, Brazil, Mexico and Uruguay. In the past year, MetLife has expanded operations in Argentina with the launching of a private pension company, known as an AFJP, in Brazil with the acquisition of Seguradora America Do Sul S.A., and in Mexico with an annuity business acquisition.

Santander Central Hispano is the largest Spanish bank, with almost US$400 billion in assets under management, offering services to 36 million clients in 42 countries. It is also the premier financial services franchise in Latin America, with assets of US$110 billion and an operational presence in 12 countries, with 16 commercial bank affiliates and 23 million clients. It has a market share of over 10% and is a leader in investment fund management and pension administration. During this year its plans are to have net benefits in Latin America of US$1.5 billion.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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With respect to MetLife, this release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (x) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; and (xi) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.